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                        SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  --------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest event reported):
                                 August 16, 2001
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                            Lucent Technologies Inc.
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             (Exact name of registrant as specified in its charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)


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
              1-11639                                                     22-3408857
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      (Commission File Number)                               (IRS Employer Identification No.)


    600 Mountain Avenue, Murray Hill, New Jersey                              07974
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     (Address of principal executive offices)                              (Zip Code)
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                                 (908) 582-8500
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                         (Registrant's Telephone Number)


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Item 5.  Other Events.

On August 16, 2001, Lucent Technologies Inc. and the Lenders Party to the 364-Day Revolving Credit Facility Agreement ("364-Day Facility"), Amended and Restated 5-Year Revolving Credit Facility Agreement ("5-Year Facility and together with the 364-Day Facility, "Facilities") and agreements collateral thereto, all dated as of February 22, 2001, entered into an amendment to each of the Facilities (the "Amendments"). The Amendments allow Lucent to implement phase II of its restructuring program.

The Amendments modify the financial covenants relating to minimum net worth and minimum earnings before interest, taxes, depreciation and amortization (EBITDA), the definitions of net worth and EBITDA, the conditions necessary to allow the distribution of Agere stock to Lucent shareholders, the terms under which the Facilities are required to be prepaid and other changes.

Under the Amendments, the minimum net worth covenant required is $20.2 billion for the quarter ended September 30, 2001, decreasing each quarter to $17.4 billion for the quarter ended December 31, 2002. The calculation of net worth excludes, among other things, pre-tax business restructuring charges of up to $9.7 billion (including no more than $3 billion cash charges) taken after June 30, 2001 and certain pension benefit and other post retirement benefit charges in connection with Lucent's restructuring program. The EBITDA covenant requires that Lucent achieve a minimum EBITDA of negative $810 million for the quarter ended September 30, 2001, increasing each quarter to positive $250
million for the quarter ended December 31, 2002.   The calculation of EBITDA
excludes charges in connection with the restructuring similar to the net worth calculation.

In addition to meeting a current asset ratio (as defined) test of 1.75 and the absence of an event of default under the Facilities, the Amendments require as conditions to permitting the spin off of the remaining shares of Agere Systems owned by Lucent that: (1) Lucent have positive EBITDA for the quarter ending prior to the Agere spin off; (2) Lucent raise at least $5 billion of cash proceeds from asset sales, issuance of stock and certain other capital market events, including in the $5 billion requirement such proceeds that qualified for inclusion in the prior $2.5 billion proceeds condition and (3) termination of the 364-Day Facility and a reduction of the 5-Year Facility to $1.75 billion. Under the mandatory prepayment and reduction of commitment provisions of the Facilities, as amended, the first $2.25 billion of cash proceeds of the $5 billion requirement over the $2.5 billion cash proceeds which constituted the initial condition to spin, will be applied to terminate the 364-Day Facility and reduce the 5-Year Facility to $1.75 billion. Thereafter, 50% of any such subsequent cash proceeds will be applied to reduce the 5-Year Facility until it is reduced to $1.5 billion.

Lucent is permitted to sell Agere stock under the Amendments if Lucent has a current asset ratio of at least 1.75 and there is no event of default under the Facilities, or if the current asset ratio test is not met, Lucent makes additional reductions in the amount of the Facilities. In addition, asset sales over $2 billion other than sale of Agere stock and the optical fiber solutions group require that Lucent have a current asset ratio of at least 1.75 and that no event of default exists under the Facilities.

Under the Amendments, unless Lucent achieves certain credit ratings or EBITDA levels and no event of default exists under the Facilities, Lucent cannot resume payment of dividends on its common stock. Payment of dividends on the common stock in any event is limited to the rate of dividends prior to the discontinuation of the cash dividend. The Amendments permit Lucent to pay cash dividends on its convertible preferred stock if no event of default exists under the Facilities.

Other changes in the Facilities are included in the Amendments, which add to the pricing grid and in most other cases increase Lucent's flexibility under the Facilities.

The Amendments are filed as exhibits to the Form 8-K and are identified as the "Second Amendment." Previously, Lucent and the lenders had amended the Facilities to make technical clarifications in connection with the $750 million accounts receivable securitization facility and the real estate financing transaction in which Lucent received cash proceeds of approximately $300 million. These amendments are also filed as exhibits to the Form 8-K and are identified as the "First Amendment."

The above is a summary of the First and Second Amendments, which are included as exhibits to this Form 8-K.








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Exhibits


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
Exhibit 99.1                     FIRST AMENDMENT TO 364-DAY REVOLVING CREDIT FACILITY
------------                     AGREEMENT, DATED AS OF JUNE 11, 2001

Exhibit 99.2                     FIRST AMENDMENT TO FIVE-YEAR AMENDED AND RESTATED
------------                     REVOLVING CREDIT FACILITY AGREEMENT, DATED AS OF JUNE 11, 2001

Exhibit 99.3                     SECOND AMENDMENT TO 364-DAY REVOLVING CREDIT FACILITY
------------                     AGREEMENT, DATED AS OF AUGUST 16, 2001

Exhibit 99.4                     SECOND AMENDMENT TO FIVE-YEAR AMENDED AND RESTATED
-----------                      REVOLVING CREDIT FACILITY AGREEMENT, DATED AS OF AUGUST 16, 2001
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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            LUCENT TECHNOLOGIES INC.



Date:  August 16, 2001                      By:   /s/ Janet O'Rourke
                                            Name:  Janet O'Rourke
                                            Title: Assistant Secretary